Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Refinances Existing $1.5 Billion Revolving Credit Facility and $250 Million Term Loan

BOSTON — July 06, 2015 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management services company, announced that it has closed the refinancing of its existing revolving credit facility of $1.5 billion and its existing $250 million term loan with a syndicate of 25 banks.  Additionally, an accordion feature allows the company to request an increase in the aggregate amount available to be borrowed under the refinanced revolving credit facility or term loan by up to $500 million, for a total of $2.25 billion of availability, subject to certain conditions and additional lender commitments. Proceeds are expected to be used to repay amounts outstanding under the company’s existing revolving credit facility and term loan and for general corporate purposes.  Funds may be drawn in U.S. dollars, Canadian dollars, British pounds sterling, and Euros, among other currencies. The credit facility is scheduled to mature in July 2019 with a one-year extension option solely at the company’s discretion (subject to customary conditions).  Pricing under the credit facility was reduced; the applicable margins are now at 100-200 basis points (which varies based on certain financial ratios and loan types) and underlying rates are based upon the company’s choice of loan types and currency options.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint lead arrangers for the credit facility.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of more than 67 million square feet across more than 1,100 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Investor Relations Contacts:

Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404

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